Exhibit 2.1

METHYLGENE INC.

and

MIRATI THERAPEUTICS, INC.

ARRANGEMENT AGREEMENT

May 8, 2013

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms	1
Section 1.2	Certain Rules of Interpretation	4
Section 1.3	Schedules	5

ARTICLE 2
THE ARRANGEMENT

Section 2.1	Arrangement	5
Section 2.2	Interim Order	5
Section 2.3	The Meeting	6
Section 2.4	The Circular	6
Section 2.5	Final Order	6
Section 2.6	Court Proceedings	7
Section 2.7	Articles of Arrangement and Effective Date	7
Section 2.8	Company Options and Warrants	7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company	7
Section 3.2	Representations and Warranties of Mirati	8

ARTICLE 4
COVENANTS

Section 4.1	Regarding the Arrangement	9

ARTICLE 5
CONDITIONS

Section 5.1	Mutual Conditions Precedent	9
Section 5.2	Additional Conditions Precedent to the Obligations of Mirati	10
Section 5.3	Additional Conditions Precedent to the Obligations of the Company	10
Section 5.4	Satisfaction of Conditions	11

ARTICLE 6
TERM AND TERMINATION

Section 6.1	Term	11
Section 6.2	Termination	11
Section 6.3	Effect of Termination/Survival	11

i

SCHEDULES

Schedule A                                   PLAN OF ARRANGEMENT

Schedule B                                   ARRANGEMENT RESOLUTION

ii

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of May 8, 2013,

B E T W E E N:

MethylGene Inc., a corporation existing under the laws of Canada

(the “Company”)

- and -

MIRATI THERAPEUTICS, INC., a corporation incorporated under the laws of the State of Delaware

(“Mirati”)

WHEREAS each of the Company and Mirati, a wholly-owned subsidiary of the Company, have agreed to proceed with a corporate restructuring by way of an arrangement under the provisions of the CBCA whereby, upon completion of the Arrangement, the Shareholders will exchange their Common Shares for Mirati Shares, resulting in, among other things, the Shareholders owning a proportionate interest in Mirati and the Company becoming a wholly-owned subsidiary of Mirati;

AND WHEREAS, after receiving tax, accounting, and legal advice, the Board has determined that it would be in the best interests of the Company for the Company to enter into this Agreement, to submit the Arrangement Resolution to the Shareholders for their consideration at the Meeting and to recommend that Shareholders vote in favour of the Arrangement Resolution, on the terms and subject to the conditions contained herein;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                               Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Agreement” means this arrangement agreement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Mirati, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and Mirati, each acting reasonably.

“Board” means the board of directors of the Company.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in the City of Toronto, Canada.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Common Shares” means the common shares in the capital of the Company.

“Company” means MethylGene Inc.

“Company Options” means the outstanding options to purchase Common Shares issued pursuant to the Company’s stock option plan, approved at the meeting of the Company Shareholders held on June 27, 2012.

“Company Warrants” means the outstanding Common Share purchase warrants of the Company.

“Constating Documents” means articles of incorporation, amalgamation, or continuation, as applicable, by-laws and all amendments to such articles or by-laws.

“Court” means the Ontario Superior Court of Justice (Commercial List) or other court as applicable.

“Depositary” means Computershare Investor Services Inc.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company and Mirati, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and Mirati, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and Mirati, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and Mirati, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Company and Mirati, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Meeting” means the annual and special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular.

“Mirati” means Mirati Therapeutics, Inc.

“Mirati Shares” means the common stock in the capital of Mirati.

“Parties” means the Company and Mirati and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 7.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and Mirati, each acting reasonably.

“Required Approval” has the meaning specified in Section 2.2(2).

“Shareholders” means the registered or beneficial holders of the Common Shares, as the context requires.

“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus and Registration Exemptions as in effect on the date of this Agreement.

“TSX” means the Toronto Stock Exchange.

Section 1.2                                               Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)                                 Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)                                 Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(3)                                 Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.  The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(4)                                 Capitalized Terms.  All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement.

(5)                                 Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)                                 Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(7)                                 Time References. References to time are to local time, Toronto, Ontario.

(8)                                 Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(9)                                 Consent.  If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

Section 1.3                                               Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE 2
THE ARRANGEMENT

Section 2.1                                   Arrangement

The Company and Mirati agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2                                  Interim Order

As soon as reasonably practicable after the date of this Agreement,  the Company shall apply in a manner reasonably acceptable to Mirati pursuant to Section 192 of the CBCA and, in cooperation with Mirati, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(1)                                 for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(2)                                 that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting;

(3)                                 that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(4)                                 for the grant of the Dissent Rights to those Shareholders who are registered Shareholders;

(5)                                 for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(6)                                 that the Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court.

Section 2.3                                   The Meeting

The Company shall convene and conduct the Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable.

Section 2.4                                   The Circular

(1)                                 The Company shall promptly prepare and complete, in consultation with Mirati, the Circular together with any other documents required by Law in connection with the Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Circular and such other documents to be filed and sent to each Shareholder and other Person as required by the Interim Order and Law.

(2)                                 The Company shall ensure that the Circular complies in all material respects with Law, and provides the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Meeting.

Section 2.5                                   Final Order

Subject to the terms and conditions hereof, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA.

Section 2.6                                   Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(1)                                 diligently pursue, and cooperate with Mirati in diligently pursuing, the Interim Order and the Final Order; and

(2)                                 oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, Mirati.

Section 2.7                                   Articles of Arrangement and Effective Date

(1)                                 The Company and Mirati may amend the Plan of Arrangement from time to time upon the mutual agreement of the Parties, provided that no such amendment is inconsistent with the Interim Order or the Final Order or is prejudicial to the Shareholders or other Persons to be bound by the Plan of Arrangement.

(2)                                 The Company shall file the Articles of Arrangement with the Director as soon as reasonably practicable following the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to by the Parties.

(3)                                 The closing of the Arrangement will take place at the offices of Stikeman Elliott LLP, 5300 Commerce Court, 199 Bay Street, Toronto, Ontario, or at such other location as may be agreed upon by the Parties.

Section 2.8                                   Company Options and Warrants.

The Company Options and Company Warrants will all be dealt with as provided in the Plan of Arrangement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1                                               Representations and Warranties of the Company

The Company  hereby represents and warrants to Mirati that, as of the date of this Agreement:

(1)                                 Existence. It is a corporation duly amalgamated, validly existing and in good standing under the laws of Canada and has all necessary corporate power to execute, deliver and perform its obligations under this Agreement.

(2)                                 Corporate Authority and Enforceability. Subject to the approval of the Arrangement Resolution by the Shareholders, the Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company by Mirati in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)                                 Share Capital. The authorized share capital of the Company consists of an unlimited number of Common Shares, of which 497,886,856 Common Shares are issued and outstanding.

(4)                                 Survival. The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2                                               Representations and Warranties of Mirati

Mirati hereby represents and warrants to Mirati that, as of the date of this Agreement:

(1)                                 Existence. Mirati is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to execute, deliver and perform its obligations under this Agreement.

(2)                                 Corporate Authority and Enforceability. Mirati has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Mirati and is a legal, valid and binding obligation of Mirati, enforceable against Mirati by the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)                                 Share Capital. As of the date hereof, the authorized share capital of Mirati consists of 100,000,000 common stock and 10,000,000 preferred stock, of which one (1) share of common stock is issued and outstanding, and Mirati shall repurchase and cancel such common share prior to the Effective Time.

(4)                                 Survival. The representations and warranties of Mirati contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
COVENANTS

Section 4.1                                               Regarding the Arrangement.

Each of the Parties covenants and agrees that it shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(1)                                 carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;  and

(2)                                 not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement

ARTICLE 5
CONDITIONS

Section 5.1                                   Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)                                 Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order.

(2)                                 Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or Mirati, each acting reasonably, on appeal or otherwise.

(3)                                 Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or Mirati from consummating the Arrangement.

(4)                                 Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Common Shares.

(5)                                 TSX Substitute Listing. The Mirati Shares issuable pursuant to the Arrangement and the Plan of Arrangement shall have been approved for listing on the TSX, subject only to satisfaction of customary listing conditions, and the TSX shall have consented to the terms of the transaction if and to the extent required.

Section 5.2                                   Additional Conditions Precedent to the Obligations of Mirati

Mirati is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of Mirati and may only be waived, in whole or in part, by Mirati in its sole discretion:

(1)                                 Representations and Warranties. The representations and warranties of the Company were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in each case in all material respects.

(2)                                 Performance of Covenants. The Company has fulfilled or complied in all material  respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

(3)                                 No Legal Action. There is no action or proceeding pending or threatened by any Person (other than Mirati) in any jurisdiction that is reasonably likely to:

(a)                                 cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, Mirati’s ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares;

(b)                                 prohibit or restrict the Arrangement, or the ownership or operation by Mirati of the business or assets of Mirati, the Company or any of its Subsidiaries, or compel Mirati to dispose of or hold separate any material portion of the business or assets of Mirati, the Company or any of its Subsidiaries as a result of the Arrangement;

Section 5.3                                   Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)                                 Representations and Warranties. The representations and warranties of Mirati were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in each case in all material respects.

(2)                                Performance of Covenants. Mirati has fulfilled or complied in all material respects with each of the covenants of Mirati contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

Section 5.4                                   Satisfaction of Conditions

The conditions precedent set out in Section 5.1, Section 5.2 and Section 5.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

ARTICLE 6
TERM AND TERMINATION

Section 6.1                                   Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

Section 6.2                                   Termination

(1)                                 This Agreement may be terminated prior to the Effective Time by:

(a)                                 the mutual written agreement of the Parties; or

(b)                                 either the Company or Mirati if the Required Approval is not obtained at the Meeting in accordance with the Interim Order;  or

(c)                                  the Company if any of the conditions set forth in breach of any representation or warranty or failure to perform any covenant or agreement on the part of Mirati under this Agreement occurs that would cause any condition in Section 5.3(1) or Section 5.3(2) not to be satisfied; or

(d)                                 Mirati if any of the conditions set forth in breach of any representation or warranty or failure to perform any covenant or agreement on the part of Mirati under this Agreement occurs that would cause any condition in Section 5.2(1) or Section 5.2(2) not to be satisfied.

Section 6.3                                   Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 6.1 or Section 6.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement.

ARTICLE 7
GENERAL PROVISIONS

Section 7.1                                   Amendments

This Agreement and/or the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(1)                                 change the time for performance of any of the obligations or acts of the Parties;

(2)                                 modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(3)                                 modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(4)                                 modify any mutual conditions contained in this Agreement.

Section 7.2                                               Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)                                 to the Company at:

7150 Frederick-Banting
Suite 200
Montreal, Québec   H4S 2A1
Canada

Attention: Chief Executive Officer
Facsimile: (514) 337-0550

(b)                                 to Mirati at:

7150 Frederick-Banting
Suite 200
Montreal, Québec   H4S 2A1
Canada

Attention: Chief Executive Officer
Facsimile: (514) 337-0550

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile.

Section 7.3                                               Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 7.4                                               Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 7.5                                               Successors and Assigns.

(1)                                 This Agreement becomes effective only when executed by the Company and Mirati. After that time, it will be binding upon and enure to the benefit of the Company, Mirati and their respective successors.

(2)                                 Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 7.6                                               Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.7                                               Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Parties as may be reasonably necessary or desirable to effect the purposes and intents of this Agreement and carry out its provisions, whether before or after the Effective Time.

Section 7.8                                               No Third Party Beneficiaries

This Agreement is not intended to confer on any person other than the Parties any rights or remedies.

Section 7.9                                               Time of Essence

Time shall be of the essence of this Agreement.

Section 7.10                                        Governing Law.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 7.11                                        Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 7.12                                        Language.

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 7.13                                        Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. The Parties may rely on copies of this Agreement which are delivered by telecopier or electronic mail as if such copies were originals.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

METHYLGENE INC.

By:	/s/ Mark Gergen
Authorized Signing Officer

MIRATI THERAPEUTICS, INC.

By:	/s/ Jamie Donadio
Authorized Signing Officer

SCHEDULE A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“2011 Mirati Pre-Emptive Rights” has the meaning ascribed thereto in Section 2.3.

“2011 Pre-Emptive Rights” has the meaning ascribed thereto in section 4.1 in the 2011 Securities Purchase Agreement.

“2011 Securities Purchase Agreement” means the securities purchase agreements entered into among the Company and certain investors in connection with the private placement of 277,494,756 units of the Company subscribed for by such investors for aggregate gross proceeds of $34.5 million that was completed on April 4, 2011.

“Additional Rights” has the meaning ascribed thereto in Section 4.3 in the Securities Purchase Agreement.

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the Arrangement Agreement or Section 6.1of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Mirati, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of May 8, 2013 between Mirati and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement presented to the Shareholders at the Meeting.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and Mirati, each acting reasonably.

“Board Rights” has the meaning ascribed thereto in section 2.3.

“Business Day” means a day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Common Shares” means the Common Shares in the capital of the Company.

“Company” means MethylGene Inc.

“Company Options” means the outstanding options to purchase Common Shares granted under the Company Stock Option Plan.

“Company Stock Option Plan” means the stock option plan of the Company, approved at the meeting of the Shareholders held on June 27, 2012.

“Company Warrants” means the outstanding Common Share purchase warrants of the Company.

“Consideration” means, for each Common Share, the number of Mirati Shares determined by dividing 1 by 50, or such other share exchange ratio as the board of directors of the Company may deem appropriate, provided such exchange ratio shall not have the effect of a reverse split that is greater than 1 for 60 of the Common Shares, subject to the consent and approval of the Toronto Stock Exchange.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Depositary” means Computershare Investor Services Inc., at its offices set out in the Letter of Transmittal.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 4.1of this Plan of Arrangement.

“Dissenting Shareholder” means a holder of Common Shares who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Common Shares in respect of which Dissent Rights are validly exercised by such holder.

“Effective Date” means the date shown on the Certificate of Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company and Mirati, each acting reasonably, as contemplated by Section 2.5 of the Arrangement Agreement approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and Mirati, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and Mirati, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision, agent or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“holder” means a holder of Common Shares whose name appears in the register of holders of Common Shares maintained by or on behalf of the Company and, where applicable, includes joint holders of such Common Shares.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and Mirati, each acting reasonably, as contemplated by Section 2.2 of the Arrangement Agreement providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Company and Mirati, each acting reasonably.

“Law” means, with respect to any Person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Letter of Transmittal” means the letter of transmittal sent to holders of Common Shares for use in connection with the Arrangement.

“Meeting” means the annual and special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular.

“Mirati” means Mirati Therapeutics, Inc.

“Mirati Additional Rights” has the meaning ascribed thereto in Section 2.3.

“Mirati Board Rights” has the meaning ascribed thereto in section 2.3.

“Mirati Option” has the meaning ascribed thereto in Section 2.3.

“Mirati Pre-Emptive Rights” has the meaning ascribed thereto in Section 2.3.

“Mirati Shares” means shares of common stock in the capital of Mirati.

“Mirati Warrant” has the meaning ascribed thereto in Section 2.3.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with Section 7.1 of the Arrangement Agreement or Section 6.1of this plan of arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Mirati, each acting reasonably.

“Pre-Emptive Right” has the meaning ascribed thereto in section 4.1 in the Securities Purchase Agreement.

“Securities Purchase Agreement” means the securities purchase agreements entered into among the Company and certain investors, in connection with the private placement of 179,690,970 units of the Company subscribed for by such investors for aggregate gross proceeds of $26.1 million that was completed on November 21, 2012.

“Shareholders” means the registered or beneficial holders of the Common Shares, as the context requires.

“Tax Act” means the Income Tax Act (Canada).

1.2          Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)           Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)           Currency. All references to dollars or to $ are references to Canadian dollars.

(3)           Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)           Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise,  “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)           Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)           Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.  If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)           Time References. References to time are to local time, Toronto, Ontario.

ARTICLE 2
THE ARRANGEMENT

2.1          Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2          Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding at and after the Effective Time without any further act or formality on (i) Mirati, (ii) the Company, (iii) all holders and beneficial owners of Common Shares and securities or other instruments convertible into, exchangeable for or carrying the right to acquire Common Shares.

2.3          Arrangement

Commencing at the Effective Time, except as noted below, the following shall occur and shall be deemed to occur in the following order, without any further act or formality:

(a)           All Common Shares held by Dissenting Shareholders shall be deemed to have been transferred (free and clear of all Liens) to the Company; and

(i)            such Dissenting Shareholders shall cease to be the holders of such Common Shares and to have any rights as Shareholders other than the right to be paid the fair value for such Common Shares as set out in Article 4;

(ii)           the name of each such Dissenting Shareholder shall be removed as a Shareholder from the registers of Shareholders maintained on or on behalf of the Company; and

(iii)          such tranferred Common Shares will be then be redeemed and cancelled by the Company.

(b)           Subject to Section 3.3, each outstanding Common Share (other than those held by Dissenting Shareholders) shall be deemed to be assigned and transferred (free and clear of all Liens) to Mirati in exchange for the Consideration;

(c)           In accordance with the terms of the Company Stock Option Plan, any Company Option that has not been duly exercised prior to the Effective Time, whether vested or unvested, shall, by virtue of this Plan of Arrangement and without any further action of the Company or Mirati, represent an option (a “Mirati Option”) to purchase that number of Mirati Shares equal to the number of Common Shares the Company Option was exerciseable for immediately prior to the Effective Date divided by 50 for an exercise price per Mirati Share equal to the exercise price per share of such Company Option immediately prior to the Effective Date multiplied by 50, or such other proportionate adjustments to ultimately reflect the Consideration as are required, given the discretion of the Board to determine the Consideration. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Company Option will otherwise be unchanged, and any document or agreement previously evidencing a Company Option shall thereafter evidence and be deemed to evidence such Mirati Option;

(d)           In accordance with the terms of the Company Warrants, any Company Warrant that has not been duly exercised prior to the Effective Time shall, by virtue of this Plan of Arrangement and without any further action of the Company or Mirati, represent a warrant (a “Mirati Warrant”) to purchase that number of Mirati Shares equal to the number of Common Shares the Company Warrant was exerciseable for immediately prior to the Effective Date divided by 50 for an exercise price per Mirati Share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Date multiplied by 50, or such other proportionate adjustments to ultimately reflect the Consideration as are required, given the discretion of the Board to determine the Consideration.  The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Company Warrant will otherwise be unchanged, and any document or agreement previously evidencing a Company Warrant shall thereafter evidence and be deemed to evidence such Mirati Warrant;

(e)           The 2011 Securities Purchase Agreements shall be deemed to be amended such that by virtue of the Plan of Arrangement and without any further action of the Company, Mirati or the investor that is a party to such agreement: (i)  the 2011 Pre-Emptive Rights shall represent a pre-emptive right (the “2011 Mirati Pre-Emptive Right”) to acquire securities of Mirati; (ii) all references to the Company and Common Shares in the 2011 Securities Purchase Agreement in relation to the 2011 Pre-Emptive Rights shall be deemed to be references to Mirati and Mirati Shares (but all other terms and conditions of the 2011 Pre-Emptive Rights shall otherwise be unchanged), and (iii) any 2011 Securities Purchase Agreement previously evidencing such 2011 Pre-Emptive Rights shall thereafter evidence and be deemed to evidence 2011 Mirati Pre-Emptive Rights; and

(f)            The Securities Purchase Agreements shall be deemed to be amended such that by virtue of this Plan of Arrangement and without any further action of the Company, Mirati or the investor that is a party to such agreement:

(i)            the Pre-Emptive Rights shall represent a pre-emptive right (“Mirati Pre-Emptive Right”) to acquire securities of Mirati;

(ii)           the Additional Rights shall represent a right (“Mirati Additional Right”) to acquire the securities of Mirati not otherwise purchased pursuant to the 2011 Mirati Pre-Emptive Rights or Mirati Pre-Emptive Rights;

(iii)          the right of Tavistock Life Sciences and Baker Brothers Life Sciences, L.P contained in the Securities Purchase Agreement to each appoint an observer and nominate one director to the board of the Company (collectively, the “Board Rights”) shall represent a right for each to appoint an observer and nominate one director to the board of Mirati (“Mirati Board Rights”); and

all references to the Company and Common Shares in the Securities Purchase Agreement applicable to the Pre-Emptive Rights, Additional Rights and Board Rights shall be deemed to be references to Mirati and Mirati Shares (but all other terms and conditions of the Pre-Emptive Rights, Additional Rights and Board Rights shall otherwise be unchanged), respectively, and any Securities Purchase Agreement previously evidencing such rights shall thereafter evidence and be deemed to evidence Mirati Pre-Emptive Rights, Mirati Additional Rights and Mirati Board Rights.

ARTICLE 3
ARRANGEMENT MECHANICS

3.1          Deposit of Common Shares

(a)           With respect to the transfer or exchange of Common Shares effected pursuant to Section 2.3(b), each Shareholder shall be required to deposit with the Depository, in order to receive the Consideration, a duly completed Letter of Transmittal together with any certificates representing such Common Shares and any such additional documents and instruments as the Depository may reasonably require.

(b)           Any Letter of Transmittal, once deposited with the Depository, shall be irrevocable and may not be withdrawn by a Shareholder.

3.2          Transfer of Securities

(a)           With respect to each Shareholder (other than Dissenting Shareholders), immediately before the Effective Time, upon and at the time of the transfer of each Share effected pursuant to Section 2.3(b):

(i)            such Shareholder shall cease to be a Shareholder, and the name of such Shareholder shall be removed from the register of Common Shares maintained by or on behalf of the Company;

(ii)           Mirati shall become the transferee (free and clear of all Liens) of such Common Shares and shall be added to the register of Common Shares maintained by or on behalf of the Company; and

(iii)          Subject to the deposit of the applicable Common Shares in accordance with Section 3.1, Mirati shall pay and deliver to such former Shareholder the Mirati Shares payable and deliverable to such Shareholder, pursuant to Section 2.3(b) and Section 3.3, and the name of such former Shareholder shall be added to the register of holders of Mirati Shares maintained by or on behalf of Mirati.

3.3          No Fractional Mirati Shares

(a)           In no event shall a Shareholder be entitled to a fractional Mirati Share. Where the aggregate number of Mirati Shares to be issued to a Shareholder pursuant to Section 2.3(b) would result in a fraction of a Mirati Share being issuable, (i) the number of Mirati Shares to be received by such Shareholder shall be rounded down to the nearest whole Mirati Share and (ii) such Shareholder shall receive a cash payment (rounded down to the nearest cent) equal to the product of the (a) volume weighted average trading price on the Toronto Stock Exchange of the Common Shares over the five Business Days ending one Business Day before the Effective Date and (b) any fractional share amount rounded down.

ARTICLE 4
RIGHTS OF DISSENT

4.1          Rights of Dissent

Holders of Common Shares may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).  Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred to the Company held by them and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens, as provided in Section 2.3(a) and if they:

(a)           ultimately are entitled to be paid fair value for such Common Shares by the Company,  will be entitled to be paid the fair value of such Common Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares; or

(b)           ultimately are not entitled, for any reason, to be paid fair value for such Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares.

4.2          Recognition of Dissenting Shareholders

(a)           In no circumstances shall Mirati, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the holder of those Common Shares in respect of which such rights are sought to be exercised.

(b)           For greater certainty, in no case shall Mirati, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Common Shares in respect of which Dissent Rights have been validly exercised after the Effective Time, and the Common Shares of such Dissenting Shareholders in respect of which Dissent Rights have been validly exercised at the Effective Time shall be deemed transferred to the Company. In addition to any other restrictions under Section 190 of the CBCA, holders of Common Shares who vote or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights in respect of such Common Shares.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1          Payment and Delivery

(a)           Upon the surrender to the Depository of a certificate which immediately prior to the Effective Time represented outstanding Common Shares, together with a duly completed and executed Letter of Transmittal, and any such additional documents and instruments as the Depository may reasonably require, each Common Share represented by such surrendered certificate shall be exchanged by the Depository, and the Depository shall deliver to the applicable Shareholder, as soon as practicable and in accordance Section 2.3(b) and Section 3.3, the certificates representing the Mirati Shares as a result of the Consideration that such Shareholder is entitled to receive under the Arrangement.

(b)           Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented outstanding Common Shares shall be deemed, immediately after the completion of the transactions contemplated in Section 2.3(b), to represent only the right to receive upon such surrender the Consideration in lieu of such certificate as contemplated by Section 2.3(b) and Section 3.3. Any such certificate formerly representing outstanding Common Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any kind or nature against or in the Company or Mirati.

(c)           Any payment made by way of cheque by the Depository on behalf of Mirati pursuant to the Arrangement that has not been deposited or has been returned to the Depository or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any kind or nature against or in the Company or Mirati.

(d)           All dividends payable with respect to any Mirati Shares allotted and issued pursuant to this Arrangement in exchange for Common Shares for which a certificate has not been issued shall be paid or delivered to the Depository to be held by the Depository in trust for the Person entitled thereto upon proper deposit of the applicable Common Shares. All monies received by the Depository shall be invested by it in interest bearing trust accounts upon such terms as the Depository may reasonably deem appropriate. The Depository shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depository in such form as the Depository may reasonably require, upon proper deposit of the applicable Common Shares, such distributions and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

5.2          Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Mirati Shares which such holder is entitled to receive pursuant to Section 2.3(b) and Section 3.3 . When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such delivery is to be made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Company, Mirati and the Depositary in such sum as the Company or Mirati may direct, or, if permitted by the Company, or Mirati and the Depository, otherwise indemnify the Company and Mirati in a manner satisfactory to the Company, Mirati and the Depository against any claim that may be made against the Company, Mirati or the Depository with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3          Withholding Rights

Mirati, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 4.1), such amounts as Mirati, the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

5.4          No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.5          Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares issued prior to the Effective Time, (b) the rights and obligations of the Shareholders, holders of Company Options and Company Warrants, the Company, Mirati, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6
AMENDMENTS

6.1          Amendments to Plan of Arrangement

(a)           The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Mirati, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders of Common Shares if and as required by the Court.

(b)           Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Meeting (provided that Mirati shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)           Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Company and Mirati (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Shareholders voting in the manner directed by the Court.

(d)           Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Mirati, provided that it concerns a matter which, in the reasonable opinion of Mirati, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

(e)           This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1          Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(8)           The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving MethylGene Inc., a corporation amalgamated under the laws of Canada (the “Company”), as more particularly described and set forth in the management proxy circular (the “Circular”) of the Company accompanying the notice of this meeting, and as it may be amended, modified or supplemented in accordance with the arrangement agreement dated May 8, 2013 between the Company and Mirati Therapeutics, Inc. (as it may from time to time be amended, modified or supplemented, the “Arrangement Agreement”), is hereby authorized, approved and adopted.

(9)           The plan of arrangement (the “Plan of Arrangement”), as it may be amended, modified or supplemented in accordance with its terms and the Arrangement Agreement, the full text of which is set out in Schedule A to the Circular, is hereby authorized, approved and adopted.

(10)         The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any amendments, modifications or supplements thereto are hereby ratified and approved.

(11)         The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

(12)         Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereby and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

(13)         Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

(14)         Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.